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                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY INITIATES SUCCESSION PLANNING,
PROVIDES ADDITIONAL DETAIL ON NEW FINANCING

Tecumseh, Michigan, November 15, 2006 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today that it has initiated a succession planning process to identify candidates for several senior management positions, including a new Chief Executive Officer, as well as senior managers in sales and marketing.

Tecumseh's Board of Directors initiated this process in connection with the signing of the Company's new Second Lien Credit Agreement on November 13, 2006. Tecumseh entered into the new $100 million Second Lien Credit Agreement with Tricap Partners LLC and completed a corresponding amendment to the February 6, 2006 First Lien Credit Agreement to obtain additional liquidity and relief from financial covenants as it continues to focus on improving its financial performance.

SUCCESSION PROCESS

Under the succession process, the Tecumseh Board, assisted by an advisory committee formed under the new credit agreement, will work with an executive recruiting firm to identify candidates for various senior management positions, including a new CEO and senior managers in sales and marketing. The executive recruiting firm will be selected by the Board of Directors during the coming months.

The credit agreement provides that Tecumseh's current CEO, Todd W. Herrick, will remain as Chairman of the Board of Directors when the new CEO is appointed. The company has not determined a specific timetable for the transition process but expects to move forward expeditiously.

Mr. Herrick said, "I have concluded that this is an appropriate time to seek new leadership for the company. I intend to work closely with my successor and the other members of the management team as we continue to focus on increasing market penetration, reducing costs, increasing margins, streamlining production and taking other actions aimed at strengthening Tecumseh and improving its performance."

NEW FINANCING

The new Second Lien Credit Agreement provides $100 million in new financing on more favorable terms than the previously amended Second Lien Credit Agreement. Proceeds from the new agreement have been used to repay in full the outstanding balance under the previous Second Lien Credit Agreement and to repay a portion of the outstanding borrowings under the First Lien Credit Agreement. The Company has additional borrowing capacity under the First Lien Credit Agreement, as amended. Both the First Lien Credit Agreement as amended and the new Second Lien Credit Agreement have three-year terms.

Tecumseh is continuing to explore opportunities to further reduce debt and increase liquidity, including evaluating the feasibility of asset sales.

Additional information about the new U.S. credit arrangements, as well as an update on the Company's Brazilian debt, are contained in a Form 8-K filed today with the Securities and Exchange Commission.

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CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv)the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, xviii) the ongoing financial health of major customers, and xix) the continuing willingness of our domestic and foreign lenders to cooperate with us in modifying covenants and repayment terms as required to accommodate changes in our business. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

CONTACT:  Teresa Hess
          Director, Investor Relations
          Tecumseh Products Company
          517-423-8455


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